THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE MADE EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$______________	_________ __, ____

For value received AXION INTERNATIONAL HOLDINGS, INC., a Colorado corporation (“Company”), promises to pay to ____________, or its assigns (“Holder”) the principal sum of $___________ with interest accruing on the outstanding principal amount advanced hereunder from time to time at the rate of 8% per annum. Interest shall commence upon the advance of any principal hereunder and shall continue to accrue on the outstanding principal until this Note is paid in full or converted. Interest shall be computed on the basis of a year of 360 days consisting of twelve 30 day months.

1. Payments. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders. All payments shall be applied first to accrued interest, and thereafter to principal. Company may prepay this Note prior to the Maturity Date with the consent of the Holder. The outstanding principal amount of this Note, together with all accrued and unpaid interest shall be immediately due and payable five years from the date hereof (the “Maturity Date”).

2. Conversion on a Listing Event. If, prior to the Maturity Date, the Company’s shares of Common Stock are listed on a U.S. based stock exchange, then upon such listing the principal amount due under this Note shall automatically, without any further action by the Company or the Holder be converted into a number of shares of the Company’s no par value common stock equal to the product of (i) ____________ multiplied by (ii) a fraction, the numerator of which is the principal balance then outstanding under this Note and the denominator of which is $___________ (“Conversion Shares”). In the event the Company divides its outstanding shares of Common Stock by stock dividend or stock split into a greater number of shares or if the Company combines its outstanding shares through a stock combination or reverse stock split into a lesser number of shares, the number of Conversion Shares shall be appropriately increased or decreased. Any accrued and unpaid interest on this Note shall be paid in cash upon any conversion.

3. Events of Default. If there shall be any Event of Default hereunder, at the option of the Holder, all principal and accrued and unpaid interest shall become due and payable. The occurrence of any one or more of the following shall constitute an Event of Default:

(a) Company fails to pay timely any of the principal amount or accrued interest due under this Note on the date the same becomes due and payable;

(b) Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c) An involuntary petition is filed against Company (unless such petition is dismissed or discharged within thirty (30) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Company.

4. Waiver. Company hereby waives demand, notice, presentment, protest and notice of dishonor.

5. Transfer. This Note may be transferred only upon written consent of the Holder and upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee.

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AXION INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title: